Exhibit 99.1

PRESS RELEASE: FOR IMMEDIATE RELEASE

For further information:

Company contacts:

Cornelius B. Prior, Jr., CEO

Michael T. Prior, CFO

(978) 745-8106, x.401

ATLANTIC TELE-NETWORK, INC.

ANNOUNCES CONTINUATION OF QUARTERLY DIVIDEND OF 27.5 CENTS

PER SHARE AND MANAGEMENT CHANGES AT GT&T

ST. THOMAS, U.S. Virgin Islands—March 11, 2005—Atlantic Tele-Network, Inc. (AMEX:ANK), announced that its Board of Directors has declared a quarterly cash dividend of $0.275 per share, payable on April 11, 2005 on all common shares outstanding to shareholders of record as of March 31, 2005.

In addition, ATN today announced that its Board of Directors accepted the resignation (effective June 1, 2005) of the current General Manager and CEO of its subsidiary Guyana Telephone and Telegraph Company, Limited (GT&T), Ms. Sonita Jagan. Ms. Jagan has been with GT&T for the last 12 years holding various positions of increasing responsibility within the Company, including Chief Financial Officer. Ms. Jagan is leaving Guyana to join her husband in Romania.

Ms. Jagan will be replaced by Mr. Joseph Singh, 59, whose past positions include Major General of the army of Guyana, and most recently, Executive Director of Conservation International Guyana. Mr. Singh holds an undergraduate degree in Natural Sciences from the University of Guyana as well as a Diploma in Public Administration from the same institution. In addition to earning many military honors and conservation awards, Mr. Singh was awarded numerous fellowships in various local and international organizations. It is expected that Mr. Singh will officially take over the duties as of June 1, 2005.

ATN Chairman and Chief Executive Officer, Cornelius B. Prior, Jr., said “Earlier as Chief Financial Officer and for the last seven years as Chief Executive Officer, Sonita Jagan has been an outstanding company manager, leading GT&T from 13,500 subscribers to over 250,000 today, despite local rates that are the lowest in the Caribbean. She built a highly trained and motivated local staff, with fewer employees now than when ATN acquired its 80% interest in 1991. We will miss her strong voice and leadership, but expect to continue to benefit from her experience when she joins the GT&T Board after Mr. Singh takes over. Mr. Singh is a national hero in Guyana, having commanded the armed forces for presidents of both major political parties and having maintained peace despite several threats of serious domestic violence. His

PRESS RELEASE: FOR IMMEDIATE RELEASE

For further information:

Company contacts:

Cornelius B. Prior, Jr., CEO

Michael T. Prior, CFO

(978) 745-8106, x.401

selection as Chairman of the Guyana Elections Commission for the 2000 general elections was the latest proof of his integrity and of the respect he has earned from all sides in the country. We feel fortunate that we have been able to obtain his services to continue the development of telecommunications in Guyana so ably accomplished to date by Ms. Jagan.”

Atlantic Tele-Network, Inc. is a telecommunications company with headquarters in St. Thomas, U.S. Virgin Islands. Its principal subsidiary, Guyana Telephone and Telegraph Company, Limited, is 80% owned by ATN and is the national telephone service provider in the Cooperative Republic of Guyana for all local, long-distance and international service. ATN also owns 44% of Bermuda Digital Communications Ltd., doing business in Bermuda as Cellular One, 100% of Choice Communications, LLC, the largest Internet service provider in the United States Virgin Islands and the only wireless TV provider in the USVI, as well as 100% of Atlantic Tele-Center, Inc., which operates a Web-enabled outsourcing call center in Guyana and a VSAT Internet service provider focused on select Caribbean and Latin American markets.